EXHIBIT 99

Company Press Release

Micrografx Reports Preliminary Fiscal 2000 Fourth Quarter & Year-End Results Details Management Changes and Investment from Current Institutional Shareholders

DALLAS--(BUSINESS WIRE)--Sept. 28, 2000--Micrografx, Inc. (Nasdaq:MGXI - news) today announced preliminary results for its fiscal fourth quarter and year ended June 30, 2000.

The Company said that for the fiscal fourth quarter ended June 30, 2000, it expects to report net revenues of approximately $8.0 million, and a net loss of approximately $13.0 million including charges totaling approximately $10.0 million related to its corporate restructuring and other matters. The Company indicated however, that its reported cash usage from operations for the quarter will be under $500,000. These results compare to revenues of $9.7 million and a net loss of $7.9 million in the fourth quarter of fiscal 1999. For the full fiscal year ended June 30, 2000, the Company said that revenues will be approximately $36.0 million and the net loss will be approximately $22.0 million. In fiscal 1999, the Company reported a loss of $5.9 million on revenues of $57.0 million. The Company said that it expects to make its full report on operations and to file its Annual Report on Form 10-K within the next 15 days.

Micrografx also announced today that after a focused search, James L. Hopkins, currently Managing Director of the Austin, Texas office of the technology investment banking firm of Hoak, Breedlove, Wesneski LLC, will become the new Micrografx Chief Executive Officer. He will begin transitioning to his new responsibilities in October, 2000. Mr. Hopkins, who was recently appointed to the Company's Board of Directors, will also become Chairman of the Board, effective immediately. Douglas M. Richard, formerly CEO and President of Micrografx, will assume full-time responsibility as Chief Executive Officer and President of Image2Web, Inc. a wholly owned subsidiary of the Company.

Mr. Richard said, "Jim Hopkins brings a wealth of operational, executive and financial experience to Micrografx. I am delighted at the opportunity to work with him and believe the company will be in great hands. Our subsidiary, Image2Web, continues gaining momentum and the Board and management of Micrografx feel that additional resources will help to maximize that opportunity. To support that effort, I have assumed the task of managing that business full-time."

"In addition to Image2Web, the Company's Enterprise Process Management and Technical Graphics business units show promise," remarked Hopkins. "However, each unit faces unique challenges before they will be operating at the level of efficiency that they should. I look forward to working with the Micrografx management team to help translate the technological value I believe is inherent in all three business units into shareholder value."

The Company also announced that it had received a $1.7 million direct private equity investment from several current institutional shareholders and other unaffiliated parties. The Company said that it placed its Series A Preferred Stock earlier this month with investors at a price that is equal to the average closing stock price for the Company's stock on the NASDAQ stock exchange for the 30 trading days prior to the closing. The Preferred stock is convertible into Micrografx Common Stock at a price that is initially equal to the purchase price. Up to one-half of the Series A Preferred Stock may be converted into Image2Web common stock at the investor's option. The Company said that the funds will be used for working capital and other operational needs. The Company also indicated that in line with prior disclosures, it is continuing to seek additional investment for its Image2Web subsidiary and the parent organization.

Micrografx also announced that in addition to Doug Richard, three other members of Micrografx' Board of Directors had recently stepped down. The Company said that the Board will appoint their replacements in the near future to stand for election at the Company's annual meeting to be held in November 2000.

About Micrografx Inc.

Micrografx is a recognized global leader in providing software, solutions and services enabling customers to improve productivity by graphically visualizing, improving and implementing key business processes. By visualizing and interacting with the data and information associated with these business processes, our customers improve time-to-market, customer satisfaction, and profitability. Key customer initiatives include improving and implementing processes that drive e-business, quality initiatives like Six Sigma(R)/a, and key line-of-business applications including supply chain management, interactive parts catalogs and interactive electronic technical manuals. Visit www.micrografx.com for more information or contact 888/744-1210.

/a Six Sigma is licensed to Motorola.

Note to Investors: This release, other than historical information, includes forward-looking statements with respect to achieving corporate objectives, strategic direction, advancement of enterprise business, and certain other matters. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the following: product development, product introductions, licensing agreements, technological change, competition, international operations, changes in distribution channels, seasonality, growth in the enterprise solutions business of the Company, market demand and acceptance of products, the impact of changing economic conditions, fluctuation in foreign currency exchange rates, and others detailed in the Company's Annual Report on Form 10-K, Quarterly Reports on Forms 10-Q and other Securities and Exchange Commission filings. These filings can be obtained by contacting Micrografx Investor Relations.

Contact:
     Micrografx Inc.

     John Carradine, 469/232-1000
     Email: pr@micrografx.com